EXHIBIT 99.1

To Our Shareholders:

I am pleased to announce that Southern Michigan Bancorp, Inc. reported net income of $748,000, or $.32 per share, for the first quarter of 2011. Our results for the period represent an increase of 6.6 percent over the net income of $702,000, or $.30 per share, reported for the first quarter of 2010.

Southern's quarterly net income marked its eighth consecutive profitable quarter. This is especially noteworthy in light of the negative impact the economic downturn has had on balance sheets and earnings of financial institutions throughout Michigan and the country over the past several years.

For the quarter, our balance sheet grew from $493.9 million in total assets as of year-end 2010 to $502.4 million as of March 31, 2011, a modest increase of $8.5 million and the highest level of total assets in Southern's history. Total deposits increased $7.7 million during the first quarter to $417.6 million. Total loans decreased by $3.7 million during the quarter to $305.8 million.

Our earnings are being driven by continued improvements in asset quality, maintaining our historically solid net interest margin, managing expenses and focusing on fee generation opportunities. Our annualized return on average assets for both three-month periods ending March 31, 2011 and 2010 was .60 percent. The annualized return on average equity was 6.19 percent for the first quarter of 2011, compared with 6.08 percent for the first quarter of 2010.

For the first quarter of 2011, our provision for loan losses totaled $125,000, a reduction from $200,000 incurred during the same period last year. Even with the provision expense reduction, our reserve for loan losses exceeds $5.5 million, or 1.82 percent of total loans, which is comparable to March 31, 2010 reserve levels of 1.83 percent of total loans. Net charge-offs for the first quarter of this year totaled $243,000, a reduction from the $331,000 in net charge-offs for the first quarter of 2010.

Southern's historically strong net interest margin declined to 3.57 percent from 4.07 percent for the same period last year, principally due to overall reductions in loan balances and deposit growth resulting in higher cash balances on our balance sheet. However, we are beginning to see signs of emerging quality loan demand that ultimately may have a positive impact on our net interest margin. Non interest income grew during the quarter, led by net gains on loan sales of $317,000 compared with $120,000 a year ago. Revenues from ATM's, interchange transactions, trust and service charges also contributed to improvements in non interest income totals.

One of management's key challenges throughout the remainder of 2011 and beyond will be offsetting the significant impact of new regulations that are likely to reduce sources of non interest income while increasing compliance costs. As a result, we will continue to explore initiatives that will enable us to remain as efficient as possible without sacrificing commitments to high levels of customer service. For example, we are evaluating enhancements to our on-line banking services, utilizing social media to expand potential points of contact with businesses and retail banking clients and employing technology to speed up opening new accounts, evaluating loan requests and serving branch customers.

Your continued support is appreciated.

Sincerely,

/s/ John H. Castle

John H. Castle
Chairman & Chief Executive Officer